SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


  File by the Registrant / /

  Filed by a Party other than the Registrant /X/

  Check the appropriate box:

   / / Preliminary Proxy Statement

  /X/ Definitive Proxy Statement

  / / Confidential, For Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))

  / / Definitive Additional Materials

  / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          NORTHFIELD LABORATORIES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              C. ROBERT COATES and
                            MANAGEMENT INSIGHTS, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  /X/ No fee required

  / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

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  (2) Aggregate number of securities to which transaction applies:

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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  (5) Total fee paid:

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  / / Fee paid previously with preliminary materials:

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  / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

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  (4) Date Filed:

                            MANAGEMENT INSIGHTS, INC.
                               14755 PRESTON ROAD
                            DALLAS, TEXAS 75380-2233
                               TEL. (972) 755-2100
                               FAX (972) 755-2080



                                                              September 26, 2000



Dear Northfield Stockholder:

You now have the opportunity to clearly communicate your views and desires to Mr. Richard DeWoskin at Northfield Labs.

You can do so by signing and dating the blue proxy card, after reviewing our proxy statement, and returning it in the self addressed envelope. Even though you may have voted already, you can change that vote by returning your signed blue card. The last proxy you sign and return is the one that will be counted.

If you are happy with the present situation at Northfield, don't return our card. If you want to improve the situation at Northfield, please vote now for C. Robert Coates and our other nominees, and express your opinion. Thank you very much for your support. Together we can make a difference.

Sincerely,

C. Robert Coates
CEO and President Management Insights, Inc.


P.S. We are planning a reception for Northfield stockholders in Chicago, IL on Wednesday, October 4, 2000. If you're in the area, we'd really enjoy meeting with you. Please call us for more information at (972) 755-2100.

        PROXY STATEMENT OF C. ROBERT COATES AND MANAGEMENT INSIGHTS, INC.
                               IN CONNECTION WITH
                      A STOCKHOLDER SOLICITATION REGARDING
            THE ELECTION OF DIRECTORS OF NORTHFIELD LABORATORIES INC.

                                                              September 26, 2000

C. Robert Coates and Management Insights, Inc. furnish this Proxy Statement in connection with the solicitation of proxies for use at the Annual Meeting (the "Annual Meeting") of stockholders of Northfield Laboratories Inc. ("Northfield" or the "Company") to be held at 9:00 a.m. local time on October 12, 2000, at Northfield's corporate headquarters in Evanston, IL, or at any postponement or rescheduling. Copies of the Proxy Statement and proxy card are being mailed by Mr. Coates and Management Insights, Inc. to stockholders on or about September 26, 2000. The mailing address of the Company's principal executive offices is:
Northfield Laboratories Inc., 1560 Sherman Avenue, Suite 1000, Evanston, IL 60201-4800.


Dear Fellow Northfield Stockholder:

C. Robert Coates and Management Insights, Inc. are soliciting your proxies to elect its nominees to the Board of Directors of Northfield Laboratories Inc. We ask for your support because we are concerned about the future of the investment of Northfield stockholders and the capability of the current directors and management to make that investment prosper.


                        REASONS FOR ELECTING THE NOMINEES

Despite the longest bull market in American history, Northfield stockholders over the last five years actually lost money on their investment. Northfield's own proxy admits that, over the 5 year period between May 31, 1995 and May 31, 2000, $100 invested in the NASDAQ Stock Market Index would be worth $402.10 today and $100 invested in the NASDAQ Pharmaceutical Index would be worth $416.10. That same $100 invested in the stock of Northfield is now worth only $80.90.

Now the Northfield Board of Directors, not wanting to face its own stockholders, is denying you the right to question them in person at the upcoming Annual Meeting and hold them accountable. In a recent SEC filing, they announced that no questions concerning the Company's progress and prospects would be allowed at the Annual Meeting! You must submit any questions you have seven days in advance and any answers they choose to give will only be broadcast over the Internet or the telephone. YOUR DIRECTORS AND THE MANAGEMENT WHOSE SALARIES YOU PAY WON'T EVEN ADDRESS YOU FACE TO FACE. NOW THAT SAME GROUP OF DIRECTORS HAS SENT YOU A WHITE PROXY CARD ASKING YOU TO RE-ELECT THEM FOR ANOTHER YEAR OF FRUSTRATION.

We have an alternate proposal for you to consider.

Fundamental changes in the way the Company conducts its business are long overdue. We believe that any changes in the Company's policies will require the participation of new directors who are more committed to maximizing the Company's value for all stockholders.

To this end, we propose to ask you to vote for C. Robert Coates, Bert R. Williams III, Jerry L. Ruyan, and Christopher S. Coates to serve on Northfield's Board of Directors.



These nominees for the board of directors offer the fresh perspective, experience and judgment that Northfield stockholders need to enhance the value of their investment.

They are fully committed to implementing the corporate governance principles and practices that are fundamental to the success of a publicly held firm. When individuals - be they doctors, coaches, teachers or any other kind of American worker -fail in the performance of their duties they are first held accountable and then if necessary removed or required to leave. THAT TIME HAS ARRIVED FOR THIS BOARD.

If elected, our nominees will immediately institute a program of accountability on the part of the company's Chief Executive Officer AND Board of Directors and establish the following benchmarks to evaluate their performance. These will be communicated on a regular basis to investors:

     o RETURN ON INVESTMENT AND MARKET CAPITALIZATION. ROI is a fundamental measurement of a company's performance. Hand-in-glove with this measurement is a company's market capitalization. Questions such as "What is the company's market capitalization compared to competitors?" and "How has its share price performed over the last three to five years?" should be answered. These are not invasive questions, nor should all their answers be proprietary. Rather, they represent need-to-know data, a common denominator for all investors.

     o LEADERSHIP OPENNESS AND INTEGRITY. The Chief Executive Officer should be forthright and make a good faith effort to accurately present the company to its stakeholders, including the company's stockholders, employees, current and potential customers, suppliers and the surrounding community in which it does business. Examples abound in which a company's leadership has been less than candid with its stakeholders, has disseminated inaccurate information, or has hyped the stock for artificial gain. We stand solidly against these practices.

     o COMMUNICATION. What is the company's level and quality of communication? Does it respond to inquiries from stockholders, the media, and prospective customers? The best companies communicate frequently and fully through press releases, analyst and investor conferences, meetings with the media and public speaking. The content of their communication encompasses everything from cash flow and R&D performance to product development reports and personnel changes. Again, we believe it is the leadership's responsibility to get in front of those who have a stake in the company's welfare and talk about how it plans to make good on their investment.

     o INSTITUTIONAL INVESTORS. Institutional investors are often key to a company's success. It's only fair to ask a company how it has cultivated and collaborated with this influential group, whose decision-making power over huge sums of money can go a long way toward helping a company reach its goals. How many institutional investors are behind the company? Who are they and whom do they represent? Most importantly, what are they saying about the company? Along with stock market analysts, their recommendations carry a tremendous amount of weight.

     o STAFF TALENT. Investors deserve to know that the leadership is hiring top-notch people, and that these people are filling jobs that are vital to the company's welfare. For example, in a company devoted to research and development, a vice-president of regulatory affairs is critical. In the biomedical industry, experience and a proven track record of working with the Food & Drug Administration is a must. Further, every company needs a key executive in charge of business development. Experienced in marketing and the building of long-term relationships, this individual should target potential customers in the military, health care and disaster support agencies such as the American Red Cross.

     o ALLIANCES. Finally, no company does business in a vacuum. To assess a company's performance, it is important to understand the alliances and partnerships that it has created to help its product succeed. This is especially true when a product is in the development stage, when the company does not yet have any other demonstrably successful product. Stockholders want to know whom the manufacturer will be, who will distribute it, where the product will be available and how its arrival to market will be communicated. Again, the disclosure of proprietary information is not called for. An explanation of plans to create widespread use of the product is.


             MEETINGS ANC COMMUNICATIONS WITH NORTHFIELD MANAGEMENT

During 1998, C. Robert Coates contacted Richard DeWoskin by phone several times.

On about June 1998, he mentioned his recent purchase of a significant number of shares and his strong interest in Polyheme. He also discussed with Mr. DeWoskin various topics that had been mentioned in the following Northfield press releases:

Northfield Laboratories Enters Home Stretch for Blood Substitute Product, May 6, 1997 PRNewswire. Source: Northfield Laboratories, Inc.

Northfield  Laboratories  to Start  European  Trials  of Blood  Substitute  with
Pharmacia  &  Upjohn  AB,  May  12,   1998.   PRNewswire.   Source:   Northfield
Laboratories, Inc.

Mr. Coates grew increasingly concerned about Northfield's progress and its direction as Northfield's stock price declined from $18.125 in July 1998 to $9.125 in October 1998. His staff conducted market research and talked to several experts on blood substitutes and to several doctors at Dallas hospitals. In several calls and letters to Mr. DeWoskin in November and December of 1998, Mr. Coates offered to share this research with Northfield and Mr. DeWoskin at no cost.

Mr. DeWoskin declined to discuss the company with Mr. Coates or to meet with Mr. Coates.

Here are excerpts from a letter Management Insights sent to Mr. DeWoskin on December 1, 1998 by a vice president of Management Insights.

Dear Richard:

It was a pleasure meeting you and Steven Gould at the Blood Substitutes and Oxygen Therapeutics Conference last week. Northfield Laboratories clearly is succeeding in the area of research and development and should be commended for its efforts towards bringing PolyHeme to market.

At the same time, it is necessary for Northfield to succeed in the area of maximizing shareholder value, rewarding investors who have believed in the Northfield vision. Without them, the research and development efforts could not exist. We are not alone in this view as demonstrated by other shareholders at the Annual Meeting.

For example, an immediate area where we believe Northfield could redirect its current effort is in the area of corporate communications. As Northfield transitions from a sole focus on R&D to production, sales and marketing, it is imperative to deliver a continuous flow of press releases and shareholder communication.

Management Insights believes that at least two substantive press releases should be provided to the public prior to yearend. In addition, the first in a series of continuous corporate communiques should begin the first week of January 1999 outlining and updating strategic direction. In the absence of traditional financial and managerial measurements such as return on equity and earnings growth, the quality and quantity of positive information made public becomes an important yardstick.

Management Insights has attempted to meet with you on two previous occasions with the intention of passing along our analysis and insight, however you have declined meeting in both instances. For this reason, we will begin copying the Directors on all correspondence.

Please recognize that our investment of 675,000 shares does not represent a casual investment. While it is certainly our right to ask for and obtain the Northfield shareholder list, we are not doing so at this time, as we would rather work with management in an effort to increase shareholder value. Our offer to meet with you and share our insights remains open. At the same time, we will monitor the increase in Northfield press releases and corporate communications through yearend as a measure of management's increasing efforts to improve shareholder wealth.

Mr. DeWoskin wrote back on December 16, 1998. Here are excerpts from his letter:

While I agree with you that Northfield's current stock price does not accurately reflect the Company's true long-term value, the Board of Directors and management of Northfield believe it is not possible at this time to implement the measures suggested in your letter. The process of obtaining regulatory approval for PolyHeme in the United States is at a critical stage. Northfield has concluded that extensive public communication regarding its regulatory and business strategies is not advisable and that such actions could in fact be detrimental to Northfield's efforts to pursue regulatory approval of PolyHeme.

We are also mindful of the possibility that corporate communications regarding the timing of regulatory approvals and other matters outside of the control of the Company could be misperceived by our public shareholders. Like other responsible companies in the industry, Northfield believes it is unfair to raise shareholder expectations regarding these matters prior to the achievement of objective milestones.

Given the foregoing situation, I do not believe it would be productive for us to meet to discuss the suggestions raised in your recent letter. Northfield appreciates your input and hopes you will continue to support our efforts.
On October 14, 1999, Mr. Coates sent a letter to Mr. DeWoskin requesting the opportunity to review the stocklist and saying that he might communicate with stockholders. He also said he looked forward to the annual meeting on October 28, 1999 and was interested in learning from the meeting whether enrollment in the expanded third stage trials (600 plus patients) was completed by the beginning of the third quarter of 1999 as management had predicted. Mr. Coates also expressed a hope that Mr. DeWoskin would discuss the status of their effort to enlist a strategic marketing partner.

To Mr. Coates' knowledge, Mr. DeWoskin did not respond to this letter in any way.

During  November and  December,  1999,  Mr.  Coates sent several  letters to Mr.
DeWoskin asking to discuss the possibility of his joining the Board of Northfield. He stated that he would prefer to join the board by invitation rather than through a proxy contest.

To Mr. Coates' knowledge, Mr. DeWoskin did not respond to those letters.

In his letter of December 16, 1999, Mr. Coates said the following:

"I beneficially own 652,000 shares of Northfield's common stock. I have been concerned with the direction of the company. I believe that my business experience may help increase Northfield's shareholder value.

I am considering whether to seek election as a director of Northfield at its 2000 annual meeting, either alone or with other candidates who may have concerns. I believe that, as a director, I would be able to identify and help implement meaningful steps to improve the company for all shareholders.

I am forwarding this letter to you as an invitation to discuss these matters further. I hope we have the opportunity to do so in the next few weeks. Please contact me at (972) 755-2006."

To our knowledge, Mr. DeWoskin did not reply to this letter. So Mr. Coates had an attorney send a letter on February 28, 2000, asking for a response.

On March 13, 2000, Mr. DeWoskin replied to our attorneys letter as follows:

"With respect to board membership, I appreciate your interest. But, the board sees no current need to expand its membership. We have, on occasion, considered additions to the board. These were individuals with either FDA or health care backgrounds of specific value to the board at the time of consideration. As your background doesn't seem to include credentials of this sort, it is unlikely that the board would favorably act on your expression of interest."

On June 22, 2000, convinced that there was no other way to get Mr. DeWoskin to provide Northfield's shareholders with more information about the company, Mr. Coates issued a press release and mailed a letter to shareholders dated June 19, 2000. More than six hundred shareholders responded to Mr. Coates' letter expressing support for his efforts.

On July 24, 2000 Mr. C. Robert Coates met with Northfield Labs' CEO and President, Mr. Richard DeWoskin and Dr. Steven Gould, to discuss our June 19, 2000 letter to the company's stockholders and share the feedback we had received from many stockholders supporting our actions. By mutual consent we did not discuss any information about Northfield Labs that is not publicly available.

In that meeting, Mr. Coates discussed:

    -- our  belief  that   PolyHeme   represented   an   incredible   scientific
       achievement.
    -- his  background,  including  his MBA and PhD in  Finance,  Economics  and
       Accounting from the University of Chicago, his ownership and management for the last twenty years of a very successful consulting company, and his extensive experience in the valuation of companies -- including having served as an expert witness in that area.
   -- a comparison of Northfield's market value with those of its peers and his reasons for expecting a higher market value if Mr. DeWoskin followed standard business practices. These include adding staff in the marketing and investor relations areas and communicating with securities analysts, shareholders, the medical community and the general public.
   --  his  concerns  that   Northfield   was  falling  behind  several  of  its
       competitors.  See  "Stock  Value  contained  in  August  31,  2000  Press
       Release."

Mr. Coates believed that he was going to receive a response from Mr. DeWoskin to the issues raised by Mr. Coates at that meeting. When he did not, Mr. Coates issued his own press release on August 2, 2000 confirming the meeting.

August 10, 2000. Mr. Coates submitted a detailed package nominating four directors to the Board of Directors.

On August 14, 2000, Northfield replied that we may have failed to satisfy their nomination requirements.

August 15, 2000, we responded to the Northfield letter by verifying additional information about our nominees.

On August 18, 2000, Northfield sent a letter saying they would not include the proposed nominees in the list of directors recommended by the Northfield board.

August 31, 2000, Mr. Coates issues a press release announcing the filing of a slate of four directors and distributed a second letter to shareholders.

September 13, 2000, Mr. Coates sent a letter to Mr. Gould suggesting that they get together.

Mr. Coates called Mr. Bruce Chelberg's office several times in August and September, 2000 and asked Mr. Chelberg's assistant if he would meet with Mr. Coates. Mr. Chelberg was in meetings and was unavailable to meet with Mr. Coates.

September 18, 2000, Northfield's attorney sent Mr. Coates a letter stating that in response to Mr. Coates' letter, Northfield's senior management would meet again with Mr. Coates if Mr. Coates would provide an agenda or summary of the matters he would like to discuss at the meeting. Mr. Coates has not yet responded to this letter.

             STOCK VALUE CONTAINED IN AUGUST 31, 2000 PRESS RELEASE

This Press Release refers to Mr. Coates' belief that Northfield Lab's common stock could have a value of thirty-five dollars ($35.00) or more. His belief is based on a review of the stock prices of a comparable company, Biopure Corp., using the average of the closing stock prices ($20.21) for all the days in July 2000 immediately preceding the meeting scheduled between Mr. Coates and Northfield Labs on July 24, 2000, and dividing that market value by the number of Northfield shares that were issued and outstanding at that time. Biopure was chosen as a comparable company by Mr. Coates because it has a similar competing product in the same stage of FDA development. BioPure has one other non-competing product on which it has received revenues. Biopure's market value may not be an accurate reflection of the value of Northfield Lab's common stock. Even if all of our nominees are elected to the Board, there can be no guarantee that any actions they take will result in Northfield's Common Stock reaching the value discussed in the press release.

ITEM 1: ELECTION OF DIRECTORS

We believe that Mr. Robert Coates, Mr. Williams, Mr. Ruyan, and Mr. Christopher Coates will be the type of independent, effective directors that Northfield needs to protect stockholder interests and increase stockholder value. None of these directors works for a company that is a direct or indirect competitor to Northfield Labs. Each of the nominees has consented to serve as a director if elected.

Management Insights is primarily a diversified management consulting firm with limited venture capital investment operations. It has been in business since 1980 and is located primarily in Dallas, Texas. It specifically advises Fortune 1000 companies in obtaining state and federal tax credits. It has a list of over 50 Fortune 1000 clients. It has 65 employees, many of whom are CPAs and MBAs. It recently started a recruiting company located in Chicago.

Management Insights does not engage in any investment activities other that those related to the investments of its own money and the personal investments of Mr. Coates and his family. Management Insights has reviewed a number of possible venture capital investments during the past several years. So far it has invested in Artbyte, a magazine, and in an internal company venture named Revhire, a recruiting company.

                                    NOMINEES

C. ROBERT COATES
Age: 55

For the past twenty years, Mr. Coates has been Chief Executive Officer of Management Insights, Inc., a diversified management consulting, venture capital, and investment firm with offices in Lake Forest, IL, Chicago, IL and Dallas, TX. He maintains homes both in Lake Forest and Dallas. Mr. Coates earned a Bachelor of Arts Degree in Economics with Distinction from the University of Virginia,

MBA in Finance from the University of Chicago and Ph.D. in Finance, Economics and Accounting from the University of Chicago. Mr. Coates served on the Board of Directors of Inprise Corporation, a publicly traded company, from June 1999 to February 2000. He was not a member of that Board's compensation committee.

BERT R. WILLIAMS III
Age: 43

Since November 1993, Bert R. Williams III has been President of Immuno Concepts N.A. Ltd., a leading manufacturer and worldwide distributor of medical diagnostic kits. He is responsible for production, marketing, technical support and operations. He implemented the program that achieved ISO 9001 certification at Immuno Concepts.

Mr. Williams has also served as Director of Marketing at Immuno Concepts since 1985. In that role, he has been responsible for strategic marketing development and direction, nationally and internationally. He expanded international market penetration from four countries to over sixty. His duties include responsibility for full-scope marketing, product pricing, campaign development, sales training, advertising, collateral materials design and production, and technical workshops.

Mr. Williams holds a Bachelor of Science degree from Wayne State University and an MBA from Marquette University. He also serves as a Director of the Intestinal Health Institute, a Dallas-based non-profit organization, and has been an Adjunct Professor at the University of Dallas' Graduate School of Management since 1996. Mr. Williams is co-patent holder of patent #5490830 covering the innovative design of a biohazard centrifuge.

JERRY L. RUYAN
Age: 54

Jerry L. Ruyan has been Chairman and Chief Executive Officer of publicly traded Hemagen Diagnostics, Inc. since October 1999. Prior to that, he co-founded Redwood Holdings, Inc., a privately held venture capital firm. He co-founded Meridian Diagnostics, Inc., a public company that develops diagnostic test products for the global medical industry, in 1977 and served as its CEO from 1990 through 1992. He served as a Director of Meridian from March 1977 to July 1999, when he became part of a consent solicitation to change the board of Hemagen Diagnostics, Inc. He has served on the board of Meritage Hospitality Group, Inc., a publicly traded company, since October 1996. He served on the board of PopMail.com Inc, a publicly traded company, from October 1998 through April 2000. He has not served on the Compensation Committee of any boards.

He also serves on the boards for Schonstedt Instrument Company and The Last Best Place Catalog Company, both private companies, and is a Trustee for Ashland University. Mr. Ruyan earned a B.S. degree in Biology from Ashland University and a Master's Degree in Microbiology from Ohio State University.

CHRISTOPHER S. COATES
Age: 46

Since May 1993 Christopher S. Coates has been President and CEO of Ahlstrom Technical Specialties LLC, a $32 million, 120-employee manufacturer of laboratory and process filtration products used for blood and pharmaceutical purification techniques. His responsibilities include strategic planning, management of R&D, production, and sales functions, budgeting and financial management, and identification and negotiation of acquisitions.

From 1991 to 1993, Mr. Coates served as the company's Vice-President of Sales and Marketing in the scientific, industrial, and non-woven sectors. His duties included pricing strategy, key account development, managing inside and outside sales professionals, and development of forecasts and long term planning. Prior to that he was the Director of Marketing for five years, launching new products and creating an international distribution network.

Mr. Coates previously served in several sales and marketing capacities in the analytical, healthcare, and bioscience markets. He holds a B.A. in Chemistry and Business from Shippensburg University and has completed the Executive Development Program at the INSEAD in Paris, France.

                            SHARES OWNED BY NOMINEES

The table below shows the amount of Northfield's outstanding common stock beneficially owned by the our nominees.

                                            AMOUNT AND NATURE           PERCENT
                                            OF BENEFICIAL               OF
NAME AND ADDRESS                            OWNERSHIP                   CLASS

================================================================================
C. Robert Coates (1)(6)                    647,550       (2)           4.5%

Bert R. Williams III (3)                    0                          --

Jerry L. Ruyan (4)                          0                          --

Christopher S. Coates (5) (6)               0                          --


(1) Mr. Robert Coates' main business address is: 14755 Preston Road, Suite 525, Dallas TX 75240.

(2) 1,000 shares are held by Mr. Robert Coates in his own name; 357,800 shares are personally held in street name, 282,000 shares are held in street name by Management Insights, Inc. and 1,750 shares are held in street name by Mr. Coates son, a minor. Mr. Coates is a director of a not-for-profit foundation which owns 5,000 shares.

(3) Mr. William's business address is Immuno Concepts, 9779 Business Park Drive, Sacramento, CA 95827

(4) Mr. Ruyan's business address is Hemagen Diagnostics, Inc, 34-40 Bear Hill Road, Waltham, MA 02451.

(5) Mr. Christopher Coates' business address is: Ahlstrom Technical Specialties LLC, 122 West Butler Street, Mount Holly Springs, PA 17065.

(6)  Mr. Christopher S. Coates and Mr. C. Robert Coates are brothers.


The following table shows the purchases and sales of Northfield stock held beneficially and directly by Mr. Robert Coates:

                   MANAGEMENT INSIGHTS, INC.
        Shares of
        Northfield
        Common Stock  Action     Price            Date

           5,000       Buy        13 15/16         5/27/98
           2,000       Buy        15 3/8           6/5/98
          30,000       Buy        17 1/2           7/15/98
          20,000       Buy        17               7/15/98
          10,000       Buy        15 5/8           7/28/98
          14,000       Buy        13               8/21/98
           1,000       Buy        12 3/4           8/21/98
          95,000       Buy        13               8/24/98
           5,000       Buy        12 15/16         8/24/98
          15,000       Buy        12 1/2           8/26/98
          85,000       Buy        12 5/8           8/26/98

                       C. ROBERT COATES
        Shares of
        Northfield
        Common Stock  Action     Price            Date

           5,000       Buy        15               6/12/98
          10,000       Buy        14 3/8           6/15/98
          10,000       Buy        14  7/16         6/15/98
           6,000       Buy        14  3/16         6/15/98
             200       Buy        14  5/16         6/16/98
          10,000       Buy        14 1/2           6/17/98
          10,000       Buy        14 3/8           6/18/98
          10,000       Buy        14 1/2           6/18/98
          10,000       Buy        14 1/8           6/19/98
           3,500       Buy        14  5/16         6/23/98
           2,000       Buy        14  5/16         6/24/98
           1,000       Buy        14 3/8           6/25/98
           1,100       Buy        14 1/2           6/26/98
           9,900       Buy        14 7/8           6/26/98
          10,000       Buy        15               6/29/98
           5,200       Buy        14 7/8           6/30/98
          10,000       Buy        15               7/1/98
           3,000       Buy        14 7/8           7/1/98
           6,600       Buy        14 5/8           7/2/98
           2,000       Buy        15 3/8           7/7/98
           2,500       Buy        15 3/8           7/9/98
           2,500       Buy        16               7/13/98
          10,000       Buy        16 1/2           7/14/98
           5,000       Buy        16 3/4           7/14/98
           3,600       Buy        16 3/4           8/4/98
         115,000       Buy        17.207           8/6/98
          65,000       Buy        17.289           8/7/98
          50,000       Buy        16 7/8           8/10/98
          13,900       Buy        17               8/10/98
          10,000       Sell       15 1/2           1/6/99
          10,000       Sell       15 3/8           1/6/99
           2,000       Sell       14  1/16         9/8/99
           1,000       Sell       14               9/8/99
           9,800       Sell       21               1/24/00
             100       Sell       21  3/16         1/24/00
           1,200       Sell       21 3/4           1/24/00
             100       Sell       21               1/25/00


                   SPENCER COATES, MINOR SON
        Shares of
        Northfield
        Common Stock  Action     Price            Date

             700       Buy        13 1/2           6/6/00
             450       Buy        13 5/8           6/6/00
             300       Buy        13  7/16         6/6/00
             300       Buy        12 5/8           6/6/00


                     NON-PROFIT FOUNDATION
        Shares of

        Northfield
        Common Stock  Action     Price            Date

                200    Buy        12 3/8           6/19/00
              1,600    Buy        12 7/16          6/20/00
                500    Buy        12 3/8           6/20/00
                500    Buy        12 3/8           6/21/00
              1,800    Buy        12 1/2           6/21/00
                400    Buy        12 5/8           6/21/00


Except as described above, none of our nominees have purchased or sold Northfield securities within the past two years.

                      SHARES OWNED BY CERTAIN STOCKHOLDERS

According to the Company's Proxy Statement, filed August 18, 2000, two entities each beneficially owned more than five percent of Northfield's outstanding common stock. We know of no other stockholder who beneficially owns more than 5 percent of Northfield's outstanding common stock.

                                                                     PERCENTAGE
                                                     NUMBER         BENEFICIALLY
                    NAME OF STOCKHOLDER             OF SHARES         OWNED(1)
                    -------------------             ---------       ------------

Richard E. DeWoskin...............................    717,715(2)        5.0%
Bruce S. Chelberg.................................  1,502,345(3)       10.5%
  c/o Whitman Corporation
  III Crossroad of Commerce
  3501 Algonquin Road
  Rolling Meadows, Illinois 60008
Whitman Corporation...............................  1,502,345          10.5%
  III Crossroads of Commerce
  3501 Algonquin Road
  Rolling Meadows, Illinois 60008

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

 (2) Includes 75,000 shares of common stock which Mr. DeWoskin is entitled to acquire pursuant to stock options currently exercisable or exercisable within 60 days. Does not include 40,000 shares acquirable pursuant to stock options not currently exercisable or exercisable within 60 days.

 (3) Includes shares of common stock held by Whitman Corporation. Mr. Chelberg is the Chairman and Chief Executive Officer of Whitman Corporation. Under the rules and regulations of the Securities and Exchange Commission, Mr. Chelberg may be deemed a beneficial owner of the stock held by Whitman Corporation. Mr. Chelberg disclaims beneficial ownership of the stock held by Whitman Corporation.

                                LEGAL PROCEEDINGS

There are no material pending legal proceedings in which any of the nominees or any other participant or any of their respective associates is a party adverse to Northfield or any of its affiliates or in which any of the nominees or any other participant or any of their respective associates has an interest adverse to Northfield or any of its affiliates.

ITEM 2. APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

The Company's Board of Directors has selected KPMG LLP as Northfield's independent auditors for the fiscal year ending May 31, 2001, and has further directed that the selection of independent auditors be submitted for approval by the stockholders at the annual meeting.

Representatives of KPMG LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                           VOTING AND PROXY PROCEDURES

The Company's Board of Directors has fixed the close of business on August 14, 2000 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only stockholders of record as of August 14, 2000 are entitled to vote at the Annual Meeting. At each Annual Meeting, stockholders elect all the members of the Board of Directors.

Based on publicly available information, C. Robert Coates and Management Insights, Inc. believe that the only outstanding class of securities of Northfield Laboratories Inc. is shares of Northfield's common stock. According to Northfield's Proxy Statement, as of the record date, there were 14,242,375 shares of Northfield common stock issued and outstanding.

                                     QUORUM

According to the Company's proxy statement, each holder of record of shares who is entitled to vote may cast one vote per share held on all matters properly submitted for the vote of the stockholders at the annual meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. If a stockholder withholds its vote for the election of directors or abstains from voting on the other proposals to be considered at the annual meeting, the shares owned by that stockholder will be considered to be present at the annual meeting for purposes of establishing the presence or absence of a quorum for the transaction of business. There can be no broker non-votes at this annual meeting.

                                  REQUIRED VOTE

According to the Company's proxy statement, the affirmative vote of a majority of the votes cast at the annual meeting will be required to approve the proposals with respect to the election of directors and the appointment of independent auditors. Withheld votes and abstentions will be considered as votes cast with respect to these proposals and will have the same effect as a vote against these proposals.

According to the Company's proxy statement, if any nominee for director fails to receive the affirmative vote of a majority of the votes cast at the annual meeting, the majority of the directors then in office will be entitled under the Company's certificate of incorporation and bylaws to fill the resulting vacancy in the board of directors. Each director chosen in this manner will hold office for a term expiring at the Company's next annual meeting of stockholders.

                            VOTING FOR FOUR NOMINEES

We are soliciting proxies for four directors. We are not soliciting proxies for six directors. This means that at least two of Northfield's incumbent directors can be elected if they received the requisite majority vote as described above under "Required Vote." Election of all our nominees will constitute a majority of the directors under Northfield's Certificate of Incorporation and By-Laws and will allow our directors to approve all actions taken by the Board. There are no supermajority or unanimous approval requirements in Northfield's Certificate of Incorporation or By-Laws for actions to be taken by the Board.

By using our proxy only, stockholders will be voting for four directors and giving up their right to vote for six directors.

We do not intend to replace any of the current directors if we are elected. Instead, we leave that choice to our stockholders. The six directors with the highest number of votes will serve on the Board, assuming they receive the requisite majority vote. See "Required Vote."

There is a possibility, although we think it very unlikely, that none of the current Northfield directors will serve on the Board with us. If we need to fill two vacancies because Northfield's elected directors decide not to serve, we will seek out retired senior managers of major pharmaceutical companies that are not direct or indirect competitors of Northfield.

If three of our nominees are elected along with three incumbent directors, we do not know what the possible effect would be of a split Board. If a split Board persists, we may not be able to implement the proposals discussed in the proxy materials or any other proposals brought before the Board and we cannot predict the impact this would have on Northfield. Nevertheless, we believe that no director should be tied to or loyal to any officer or other board member, but should instead hold all officers and directors accountable to the stockholders, employees and customers of Northfield.

If only four nominees are elected, in accordance with the Company's Certificate of Incorporation and By-Laws, a majority of the directors then in office will be entitled to fill the resulting vacancies in the Board of Directors. See the second paragraph under "Required Vote."

                                PROXY PROCEDURES

C. Robert Coates and Management Insights, Inc. urge all stockholders to attend the Annual Meeting in person.

Any stockholder executing a proxy has the power to revoke it at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and/or by voting in person. If you have already executed the Company's proxy card, you may revoke that proxy by executing the enclosed BLUE proxy card and returning it to the appropriate address.

Please sign and date the enclosed BLUE proxy card, and return it in the postage-paid envelope as promptly as possible. By returning the enclosed BLUE proxy card, stockholders will be able to vote on the election of C. Robert Coates, Bert R. Williams III, Jerry L. Ruyan, and Christopher S. Coates.

PLEASE SIGN, DATE AND RETURN TODAY THE ENCLOSED BLUE PROXY CARD TO:
Beacon Hill Partners
90 Broad Street
New York, NY 10004

If any of the individuals nominated becomes unavailable, the proxies received will be voted for the remaining nominees or for a substitute nominee selected by
C. Robert Coates and Management Insights, Inc.

PLEASE VOTE TO ELECT THE NOMINEES-- C. ROBERT COATES, BERT R. WILLIAMS III, JERRY L. RUYAN, AND CHRISTOPHER S. COATES.


                            SOLICITATION INFORMATION

C. Robert Coates and Management Insights, Inc. have retained Beacon Hill Partners for solicitation and advisory services in connection with this solicitation. Under the agreement with Beacon Hill Partners, Beacon Hill will receive a fee estimated not to exceed $75,000, plus reimbursement for its reasonable out-of-pocket expenses. C. Robert Coates has agreed to indemnify Beacon Hill against certain liabilities and expenses. Beacon Hill Partners may employ up to 25 to 30 people in connection with the solicitation of proxies for the Annual Meeting. Proxies will be solicited by mail, courier services, Internet, advertising, telephone or telecopier or in person. We also intend to use agents and employees of Management Insights, Inc., without compensation, to solicit proxies by telephone, mail, or in person.

C. Robert Coates and Management Insights, Inc. are bearing the costs of this solicitation. The total expenditures to date in preparation for the solicitation of stockholders are approximately $25,000. The total expenditures for this solicitation are expected to be approximately $250,000. We currently intend to seek reimbursement from Northfield for the reasonable expenses in connection with this solicitation but do not expect to submit the matter to a vote of security holders, unless required by law.

                    OTHER MATTERS AND ADDITIONAL INFORMATION

Except as described above, none of the nominees or any other participant or any associate of the nominees, directly or indirectly owns any securities of Northfield or any subsidiary of Northfield beneficially or of record, has the right to acquire beneficial ownership within 60 days, or has purchased or sold such securities within the past two years.

Except as described above, none of the nominees or any other participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting, except for the election of directors.

No part of the purchase price of any of the shares of common stock beneficially owned by any of the nominees or any other participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

None of the nominees or any other participant is, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of Northfield.

None of the nominees has engaged in any transaction or series of transactions since the beginning of Northfield's last fiscal year or has currently proposed any transaction, to which Northfield or any of its subsidiaries is a party, where the amount involved was in excess of $60,000.

None of the nominees has been indebted to Northfield or any of its subsidiaries at any time since the beginning of Northfield's last fiscal year.

None of the nominees or any other participant or any associate of the nominees, has any arrangement or understanding with any person (A) with respect to any future employment by Northfield or (B) with respect to any future transactions to which Northfield or any of the affiliates will or may be a party.

None of the nominees or any other participant holds any position or office with Northfield or any parent, subsidiary, or affiliate of Northfield, and none of the nominees or any other participant has ever served as a director of

Northfield or any parent, subsidiary, or affiliate of Northfield. Management Insights, Inc. is not an affiliate of Northfield Laboratories, Inc.

Except as described above, none of the nominees or any other participant has any family relationship, by blood, marriage, or adoption, to any director, executive officer, or person nominated or chosen by Northfield to become a director or executive officer of Northfield. During the last three fiscal years, no compensation was awarded to, earned by, or paid to any of the nominees or any other participant by any person for any services rendered in any capacity to Northfield or its subsidiaries.

None  of  the  nominees  or  any  other   participant  has  any  arrangement  or
understanding with any nominee or any other person pursuant to which the nominations were made, other than each nominee's agreement to be nominated and to serve as a director if elected.

C. Robert Coates and Management Insights, Inc. are not aware of any business other than as set forth in this Proxy Statement and Northfield's proxy materials that will be presented at the Annual Meeting. Should other proposals be brought before the Annual Meeting about matters unknown to the stockholders within a reasonable time before this solicitation, the persons named as proxies on the enclosed BLUE proxy card will vote on such matters at their discretion.

The information concerning Northfield contained in this Proxy Statement has been taken from, and is based upon, publicly available information.


                 PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

The Company's proxy statement indicates that stockholders may present proper proposals for inclusion in Northfield's proxy statement and for consideration at the next annual meeting of the Company's stockholders by submitting their proposals to the Company in a timely manner. In order to be included in the Company's proxy statement for its next annual meeting, stockholder proposals must be received by the Company no later than April 20, 2001, and must otherwise comply with the requirements of the applicable rules of the Securities and Exchange Commission. In addition, the Company's bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before any annual meeting of stockholders. In general, notice must be received by the Company's corporate secretary not less than 60 days nor more than 90 days prior to the date of the annual meeting, except if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to our stockholders, in which event notice by the stockholders to be timely must be received no later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure was made. It is currently expected that the 2001 annual meeting of stockholders will be held on or about October 11, 2001. Therefore, the deadline for timely submission of a stockholder proposal for consideration at the 2001 annual meeting is currently expected to be August 12, 2001.

All notice of proposals by stockholders, whether or not to be included in the Company's proxy materials, should be sent to Northfield Laboratories Inc., 1560 Sherman Avenue, Suite 1000, Evanston, Illinois 60201-4800, Attention: Corporate Secretary.

================================================================================
                                    IMPORTANT
Your vote is important. No matter how many shares you own, please give us your proxy FOR the election of the nominees by taking the following steps:

    1. SIGN the enclosed BLUE proxy card;

    2. DATE the enclosed BLUE proxy card;

    3. MAIL the enclosed BLUE proxy card TODAY in the envelope provided (no postage is necessary if mailed in the United States); or

    4. CONTACT your broker and instruct the broker to execute a BLUE proxy card FOR the election of the Committee's nominees.

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, we recommend that you return the BLUE proxy card provided by your broker or contact the person responsible for your account and instruct that person to execute the BLUE proxy card representing your shares.

If you have any questions or require additional information, please contact Beacon Hill Partners, 90 Broad Street, New York, NY 10004. You can also contact Beacon Hill Partners by calling toll free 1(800) 755-5001, or by e-mail at: proxy@bhpweb.com

     PLEASE VOTE FOR C. ROBERT COATES, BERT R. WILLIAMS III, JERRY L. RUYAN, AND CHRISTOPHER S. COATES.

                                              Sincerely,

                                              C. Robert Coates and
                                              Management Insights, Inc.

================================================================================
    NORTHFIELD LABORATORIES INC.
    2000 ANNUAL MEETING OF STOCKHOLDERS
    THIS PROXY IS SOLICITED BY C.ROBERT COATES AND MANAGEMENT INSIGHTS, INC.




    The undersigned hereby appoints C. Robert Coates and Bert R. Williams III, as attorneys and agents with full power of substitution as proxy of the undersigned at the 2000 Annual Meeting of Stockholders of Northfield Laboratories Inc. ("Northfield" or the "Company"), to be held at 9:00 a.m. local time on October 12, 2000, at the Company's corporate headquarters, 1560 Sherman Avenue, Suite 1000, Evanston, IL 60201-4800, or at any postponement or rescheduling, and to vote all shares of common stock of Northfield Laboratories Inc,, that the undersigned would be entitled to vote if personally present. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy.

    VOTING

    [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

ITEM 1:
      C. ROBERT COATES AND MANAGEMENT INSIGHTS, INC. RECOMMEND VOTING FOR C. ROBERT COATES, BERT R. WILLIAMS III, JERRY L. RUYAN, AND CHRISTOPHER S. COATES TO SERVE AS DIRECTORS.



C. Robert Coates   Bert R. Williams III   Jerry L. Ruyan   Christopher S. Coates

[ ] Vote For All Nominees   [ ] Withhold Authority to Vote for    [ ] Exceptions
                            All Nominees


       (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

       THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN. WHERE NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR C.ROBERT COATES, BERT R. WILLIAMS III, JERRY L. RUYAN, AND CHRISTOPHER S. COATES.

ITEM 2:
      C. ROBERT COATES AND MANAGEMENT INSIGHTS, INC. RECOMMEND VOTING TO APPROVE THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY TO SERVE FOR THE COMPANY'S 2001 FISCAL YEAR.

       [  ] FOR                   [  ] AGAINST                      [  ] ABSTAIN


       In their discretion, C. Robert Coates and Bert R. Williams III are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment, postponement or rescheduling, about matters unknown to the stockholders within a reasonable time before this solicitation.

       Please date and sign this proxy exactly as your name appears hereon:


                                                Dated: ___________________, 2000


================================================================================
                                   (Signature)

================================================================================
                          (Signature, if held jointly)





================================================================================
                                     (Title)

                                        When shares are held by joint tenants,
                                        both should sign. When signing as
                                        attorney-in-fact, executor,
                                        administrator, trustee, guardian,
                                        corporate officer or partner, please
                                        give full title as such. If a
                                        corporation, please sign in corporate
                                        name by President or other authorized
                                        officer. If a partnership, please sign
                                        in partnership name by authorized
                                        person.

           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                       IN THE ENCLOSED ENVELOPE PROVIDED.

================================================================================